Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES PRIVATE LABEL CREDIT CARD AGREEMENT WITH ALLIANCE DATA’S CARD SERVICES BUSINESS

New York, New York — July 14, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 487 retail stores, today announced it has signed a private label credit card program agreement with Alliance Data Systems Corporation’s [NYSE: ADS] Ohio-based card services business, a premier provider of branded private label, co-brand and commercial credit programs. Pursuant to the terms of the agreement, Alliance Data will continue to have the exclusive right to provide private label credit cards to customers of New York & Company.

John Worthington, New York & Company’s President and Chief Operating Officer, stated, “We are extremely pleased to announce today a 10-year private label credit card agreement with Alliance Data. We believe this exciting new agreement will allow us to expand upon the success of our current program thereby enabling us to accelerate the growth of our credit and email database and increase sales. The long-term partnership with Alliance Data combined with our internal efforts has led to significant improvement in our customer loyalty and growth in our private label credit card program. Additionally, the enhancements included in the new agreement will provide significant resources to improve loyalty and increase sales and profitability, including further funding which can be used to invest in marketing and the promotion of the credit card program. We look forward to building upon the success of this program and continuing to evolve our strong partnership with Alliance Data in our ongoing effort to drive sales and expand short-term and long-term profits.”

Melisa Miller, president of Alliance Data’s card services business stated, “We are very pleased to continue our more than three-decade relationship with New York & Company. Alliance Data is committed to leveraging our extensive retail experience to assist New York & Company to build customer loyalty and engagement across its multiple business channels and drive incremental sales.”

The agreement is more fully described in a Current Report on Form 8-K filed with the Securities and Exchange Commission and available at www.sec.gov and also on the Company’s investor relations website at www.nyandcompany.com.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing NY Style that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 487 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) market conditions impacting the Company’s stock; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vii) seasonal fluctuations in the Company’s business; (viii) the Company’s ability to anticipate and respond to fashion trends; (ix) the Company’s dependence on mall traffic for its sales; (x) competition in the Company’s market, including promotional and pricing competition; (xi) the Company’s ability to retain, recruit and train key personnel; (xii) the Company’s reliance on third parties to manage some aspects of its business; (xiii) the Company’s reliance on foreign sources of production; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.